EXHIBIT 99.3

Edgen Murray Limited

18444 Highland Road

Baton Rouge, Louisiana 70809

April 24, 2009

PRIVATE AND CONFIDENTIAL

Richard Spears

5110 South Yale, Suite 410

Tulsa, OK 74135

Re:	Consent to Use of Data

Dear Mr. Spears:

Edgen Murray Limited (the “Company”) is contemplating an initial public offering of its common shares. In connection with this offering, the Company proposes to file a Form S-1 registration statement (the “Registration Statement”) with the Securities and Exchange Commission.

We request your consent to cite, in the Registration Statement and all amendments thereto, certain data contained in the Drilling and Production Outlook – March 2009. Furthermore, we also request to cite Spears & Associates, Inc. as the source of such data. For example, we seek to include the following statement in the Registration Statement:

“According to the March 2009 “Drilling and Production Outlook” published by Spears & Associates, Inc., international offshore drilling and completion spending accounts for 69% of worldwide offshore drilling and completion spending and has increased from $20.9 billion in 2000 to $51.5 billion in 2008, representing a compound annual growth rate of 11.9%, and is expected to increase by a compound annual growth rate of 3.4% between 2008 and 2014, reaching $62.9 billion in 2014.”

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to David L. Laxton, III at (225) 756-7953 or david.laxton@edgenmurray.com, and return the original executed consent to David L. Laxton, III at 18444 Highland Road, Baton Rouge, Louisiana 70809. Please call the undersigned at (225) 756-7223 or Eric S. Siegel of Dechert LLP, counsel to the Company, at (215) 994-2757 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.

Sincerely,

Edgen Murray Limited

/s/ David L. Laxton, III
David L. Laxton, III, Executive Vice President and Chief Financial Officer

CONSENT GRANTED:

[/s/ Recipient]

By:	/s/ Richard Spears

Name:	Richard Spears

Title:	VP

Date:	27 Apr 2009